UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 17, 2025
(Date of earliest event reported)

Community West Bancshares
(Exact name of registrant as specified in its charter)

CA (State or other jurisdiction of incorporation)	000-31977 (Commission File Number)	77-0539125 (IRS Employer Identification Number)

7100 N. Financial Dr., Ste. 101, Fresno, CA (Address of principal executive offices)		93720 (Zip Code)
559-298-1775 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Common Stock, no par value	CWBC	NASDAQ
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

On March 17, 2025, Community West Bank (“Bank”), a wholly-owned subsidiary of Community West Bancshares (“Company”), appointed Hinson M. Thomas as Executive Vice President and Chief Credit Officer (“CCO”) of the Bank.

Mr. Thomas, age 55, brings over 30 years of experience in credit risk management, commercial banking and lending. Most recently, he served as EVP, Chief Credit Officer for a California-based community bank. A respected financial services industry leader, Thomas is highly regarded for his ability to foster strong teams and nurture commercial, small business and community relationships. In his new role, he will oversee the Bank’s Credit Administration Division, manage company-wide credit quality and serve on the Executive Managing Committee. Thomas earned his B.S. in Business Management and MBA from California State University, San Jose, in addition to completing the postgraduate program at Pacific Coast Banking School.

On March 17, 2025, the Bank entered into an employment agreement with Mr. Thomas with an initial base salary of $305,000. Mr. Thomas is eligible to benefit and participate in deferred compensation plans and receive an annual incentive bonus under the Company’s Senior Management Incentive Plan, which provides for an annual incentive bonus with a target amount equal to 35% of his base salary as set forth above. Mr. Hinson will be provided with a company automobile or an automobile allowance set forth in the agreement. Additionally, Mr. Thomas will receive paid vacation and restricted shares of Company common stock based on his base salary.

Under the executive employment agreement, Mr. Thomas’ employment may be terminated for “cause” (as defined in the employment agreement). In the event that the executive officer’s employment is terminated within 12 months following a “change in control” (as defined in the employment agreement) by the Company or the Bank or their respective successors, as applicable, without cause or is terminated by the executive officer for “good reason” (as defined in the employment agreement), the executive will be entitled to a lump sum payment equal to the average monthly total cash compensation paid to the executive during the most recent three previous years of employment (or a shorter period if less than three years) (“average monthly cash compensation”) multiplied by 18. Under the employment agreement, the executive may terminate the agreement for good reason. If the employer terminates the employment agreement without cause or the executive terminates the employment agreement for good reason (provided there has not been a change in control within the preceding 12 months), then the executive will be entitled to monthly payments equal to the average monthly cash compensation for 12 months (or until the executive obtains comparable employment as defined in the employment agreements, if earlier). Payment of any severance payment under the employment agreement is subject to the executive officer’s execution and delivery to the Bank or the Company of a severance and release agreement.

Mr. Thomas’ agreement mandates that Mr. Thomas protect specific confidential information (as defined in the employment agreement). Furthermore, Mr. Thomas must refrain from competing with any member of the “employer group” (as defined in the employment agreement) during the term of his employment and for one year following the termination of his employment must refrain from using confidential information to solicit any employee of any member of the employer group.

The employment agreement is attached as Exhibit 10.1 and incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between Community West Bank and Hinson M. Thomas, dated March 17, 2025.
99.1	Press Release dated March 21, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 21, 2025	COMMUNITY WEST BANCSHARES By: /s/ Shannon R. Livingston Shannon R. Livingston Executive Vice President and Chief Financial Officer